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                       RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                        ZEBU


                                     ARTICLE I

       The name of the corporation is Zebu (the "CORPORATION").

                                     ARTICLE II

       The address of the Corporation's registered office in the State of Delaware is: 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporate Trust Company.

                                    ARTICLE III

       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                     ARTICLE IV

       SECTION 1. The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of two classes: One Hundred Million (100,000,000) shares of Common Stock, $0.01 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share, 2,500,000 shares of which are designated Series A Preferred Stock ("SERIES A PREFERRED"), 1,250,000 shares of which are designated Series B Preferred Stock ("SERIES B PREFERRED"), 750,000 shares of which are designated Series C Preferred Stock ("SERIES C PREFERRED"), 50,000 shares of which are designated Series D Preferred Stock ("SERIES D PREFERRED") and 2,041,845 shares of which are designated Series E Preferred Stock ("SERIES E PREFERRED"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be known collectively as the "ORIGINAL PREFERRED STOCK."

       SECTION 2. The board of directors of the corporation ("BOARD OF DIRECTORS") is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of additional shares of Preferred Stock in one or more series by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.


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       Except as otherwise expressly provided in any certificate of designations designating any series of Preferred Stock pursuant to the foregoing provisions of this Section 2 or by the General Corporation Law of Delaware, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the existing classes of Preferred Stock or any future class or series of Preferred Stock or Common Stock.

       SECTION 3. The powers, preferences and rights of the Original Preferred Stock shall be as follows:

              3.1    DIVIDEND RIGHTS.

                     (a) SERIES A PREFERRED. The holders of the Series A Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.00913 per share of Series A Preferred per annum, before any dividend is paid on shares of Common Stock, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred.

                     (b) SERIES B PREFERRED. The holders of the Series B Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.0365 per share of Series B Preferred per annum, before any dividend is paid on shares of Common Stock, Series C Preferred, Series D Preferred or Series E Preferred.

                     (c) SERIES C PREFERRED. The holders of Series C Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.073 per share of Series C Preferred per annum, before any dividend is paid on shares of Common Stock, Series D Preferred or Series E Preferred.

                     (d) SERIES D PREFERRED. The holders of Series D Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends payable in cash, for each share of Common Stock into which the holders' shares of Series D Preferred are then convertible pursuant to
Section 3.5, equal to the quotient of (i) the aggregate amount of cash dividends declared and paid on the Series A Preferred, the Series B Preferred and the Series C Preferred (the "SENIOR PREFERRED") and any other class or series of stock, divided by (ii) the number of shares of Senior Preferred on which such dividends are declared and paid (calculated on an as-converted basis) per annum, before any dividend is paid on shares of Common Stock.

                     (e) SERIES E PREFERRED. The holders of Series E Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends payable in cash, for each share of Common Stock into which the holders' shares of Series E Preferred are then convertible pursuant to
Section 3.5, equal to the quotient of (i) the aggregate amount of cash dividends declared and paid on the Senior Preferred


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

and any other class or series of stock, divided by (ii) the number of shares of Senior Preferred on which such dividends are declared and paid (calculated on an as-converted basis) per annum, before any dividend is paid on shares of Common Stock.

                     (f) TIMING OF DIVIDENDS. Dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The Board of Directors shall make no distributions to the holders of Common Stock in any fiscal year unless and until dividends have been paid to or declared and set apart upon all Original Preferred Stock at the rates set forth above for such fiscal year.

                     (g) NO CUMULATIVE RIGHTS. The right to such dividends on Original Preferred Stock shall not be cumulative, and no rights shall accrue to the holder of the Original Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                     (h) SERIES D AND SERIES E DIVIDENDS. No dividends shall be declared with respect to either the Series D Preferred or the Series E Preferred (each series, individually and collectively, the "JUNIOR PREFERRED") unless an equivalent dividend is declared on each series of Junior Preferred. If dividends are declared on Junior Preferred in an amount less than that to which the holders thereof are entitled pursuant to this Section 3.1, then the holders of Junior Preferred shall share ratably in such dividends according to the respective amounts to which such holders are entitled.

              3.2    REDEMPTION RIGHTS.

                     (a) OPTIONAL REDEMPTION OF SERIES A PREFERRED. The Corporation may at any time at the option of the Board of Directors redeem all or part (selected pro rata among all shares of Series A Preferred) of the outstanding shares of the Series A Preferred at the Redemption Price set forth below, provided that the Corporation shall give written notice to the holders of the Series A Preferred to be redeemed at least sixty (60) days prior to the date specified for redemption ("REDEMPTION DATE"). During the period between the date of the notice and the Redemption Date, the rights under Section 3.5 shall continue to exist.

                            (i) Subject to the terms of Section 3.2(a), the Series A Preferred may be redeemed at a cash price equal to $0.1377 per share, together with all declared and unpaid dividends to and including the redemption date ("REDEMPTION PRICE"); provided, however, that payment of the Redemption Price shall be made from any funds of the Corporation legally available therefor.

                            (ii) From and after the Redemption Date (unless default shall be made by the Corporation in duly paying the Redemption Price) the holders of the shares of Series A Preferred called for redemption shall cease to have any rights as stockholders of the Corporation except the right to receive, without interest, the Redemption Price thereof upon surrender of Certificates representing the shares of the Series A Preferred, and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and shall not be deemed outstanding for any purpose whatsoever.


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                            (iii)  There shall be no redemption of any shares of
       Series A Preferred where such action would be in violation of applicable law.

                     (b) NO REDEMPTION OF SERIES B PREFERRED OR SERIES C PREFERRED. There shall be no mandatory or optional redemption of any shares of Series B Preferred or Series C Preferred.

                     (c) MANDATORY REDEMPTION OF SERIES D PREFERRED AND SERIES E PREFERRED. On December 27, 2004 (the "MANDATORY REDEMPTION DATE"), the Corporation shall (unless otherwise prevented by law) redeem all of the shares of Series D Preferred and Series E Preferred then outstanding for a cash amount per share equal to the greater of (i) the fair market value of one share of Series D Preferred or Series E Preferred, as applicable, as determined pursuant to the valuation method set forth in Section 3.3(e), and (ii) the applicable Liquidation Amount calculated as of the Mandatory Redemption Date (the "MANDATORY REDEMPTION PRICE").

                            (i)    At any time on or after the Mandatory
       Redemption Date, the holders of Series D Preferred and Series E Preferred shall be entitled to receive the Mandatory Redemption Price for each such share owned by such holder upon actual delivery to the Corporation or its transfer agent of the certificates representing such shares.

                            (ii) If on the Mandatory Redemption Date less than all of the shares of Series D Preferred and Series E Preferred then outstanding may be legally redeemed by the Corporation, the Mandatory Redemption shall be made to the respective holders, PRO RATA based upon the respective amounts which would be payable on or with respect to such shares if all amounts payable on or with respect to such shares were paid in full. On or after the Mandatory Redemption Date, all rights in respect of the shares of Series D Preferred and Series E Preferred, except the right to receive the Mandatory Redemption Price as herein provided, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Mandatory Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                            (iii) Anything contained herein to the contrary notwithstanding, the holders of Series D Preferred and Series E Preferred shall have the right, exercisable at any time up to the close of business on the business day immediately preceding the Mandatory Redemption Date, to convert all or any part of such shares into shares of Common Stock.

                     (d) OPTIONAL REDEMPTION OF SERIES D PREFERRED AND SERIES E PREFERRED. The Corporation (unless otherwise prevented by law) shall have the right (the "CALL RIGHT"), exercisable at any time on or after December 27, 2001 and prior to December 27, 2004 (the "OPTIONAL REDEMPTION DATE" of such series), to redeem all or any part of the shares of Series D Preferred and Series E Preferred then outstanding for a cash amount per share of Series D Preferred or Series E Preferred, as applicable, equal to the Liquidation Amount of such series, calculated as of the date on which the Corporation shall redeem such shares (as applicable, the "REDEMPTION AMOUNT" of such series).


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                            (i)    The Corporation shall exercise the Call Right
       by providing written notice of such exercise (the "CALL NOTICE") to the holders of Series D Preferred and Series E Preferred at least 30 days prior to the applicable Optional Redemption Date. The Call Notice shall set forth the Option Redemption Date, the Redemption Amount applicable to the Optional Redemption Date and the number of shares of Series D Preferred and Series E Preferred to be redeemed.

                            (ii) At any time on or after the applicable Optional Redemption Date, the holders of Series D Preferred and Series E Preferred to be redeemed shall be entitled to receive the applicable Redemption Amount upon actual delivery to the Corporation or its transfer agent of the certificates representing such shares.

                            (iii) If the Corporation elects to exercise the Call Right as to less than all shares of Series D Preferred and Series E Preferred then outstanding, the Corporation shall redeem such shares pursuant to the Call Right PRO RATA based upon the respective amounts which would be payable on or with respect to such shares if all shares of Series D Preferred and Series E Preferred were redeemed in full. On or after the Optional Redemption Date, all rights in respect of the shares which are the subject of the Call Notice, except the right to receive the applicable Redemption Amount as herein provided, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Redemption Amount as herein provided, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                            (iv) Anything contained herein to the contrary notwithstanding, the holders of Series D Preferred and Series E Preferred shall have the right, exercisable at any time up to the close of business on the business day immediately preceding the applicable Optional Redemption Date, to convert all or any part of such shares which are the subject of the Call Notice into shares of Common Stock.

              3.3    LIQUIDATION PREFERENCES.

                     (a) RIGHTS AND PREFERENCES. In the event of any liquidation, dissolution or winding up of the Corporation;

                            (i)    The holders of Senior Preferred shall be
entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock, the Series D Preferred or the Series E Preferred, an amount equal to $0.15 per share of Series A Preferred, $0.61 per share of Series B Preferred and $1.22 per share of Series C Preferred, plus any dividends thereon declared but unpaid.

                            (ii)   The holders of the Series D Preferred shall
be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock or any class or series of the Corporation's stock with liquidation rights junior to the Series D Preferred, an amount equal to the sum of (A) the original purchase price of the Series D Preferred, and (B)


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interest on the daily weighted average of the excess of the purchase price of the Series D Preferred, over all dividends, distributions, and amounts paid in redemption of the Series D Preferred, whether in cash or in kind, at a rate of 25% per annum, compounded annually, from the original issue date of such shares until the date of such event.

                            (iii)  The holders of the Series E Preferred shall
be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock or any class or series of the Corporation's stock with liquidation rights junior to the Series E Preferred, an amount equal to the sum of (A) the original purchase price of the Series E Preferred, and (B) interest on the daily weighted average of the excess of the purchase price of the Series E Preferred, over all dividends, distributions, and amounts paid in redemption of the Series E Preferred, whether in cash or in kind, at a rate of 25% per annum, compounded annually, from the original issue date of such shares until the date of such event.

                            (iv)   The amount specified in this Section 3.3(a),
as of the date of determination, as applicable to each series of Original Preferred Stock, shall be referred to as the "LIQUIDATION AMOUNT" of such series. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders as set forth in this Section 3.3(a) shall be insufficient to pay in full the holders of shares of the same rank with respect to the right to receive payments in the event of any liquidation, dissolution or winding up of the Corporation as set forth above, then the holders of such shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. With respect to the right to receive payments in the event of any liquidation, dissolution or winding up of the Corporation under this Section 3.3(a), the shares of Series D Preferred and the shares of Series E Preferred shall be considered shares of the same rank.

                     (b)    DEEMED LIQUIDATION EVENT.

                            (i)    With respect to the Senior Preferred, a
Deemed Liquidation Event (as defined below) shall not be deemed a liquidation, dissolution or winding up of the Corporation as those terms are used in Section 3.3(a).

                            (ii)   With respect to the Series D Preferred or the
Series E Preferred, unless otherwise agreed by the holders of a majority of the shares of such series, as applicable, a Deemed Liquidation Event (as defined below) shall be deemed a liquidation, dissolution or winding up of the Corporation as those terms are used in Section 3.3(a).

                            (iii)  For the purposes of this Section 3.3(b), a
"DEEMED LIQUIDATION EVENT" shall mean: (A) the Corporation's sale of all or substantially all of its assets, or (B) the acquisition of the Corporation by another entity by way of merger or consolidation (other than a merger or consolidation in which the holders of voting securities of the Corporation or their affiliates immediately before the merger or consolidation own, immediately after the merger or consolidation, voting securities of the surviving or acquiring corporation or of a parent party of such surviving or acquiring corporation, possessing more than fifty percent (50%) of the voting power of the surviving or acquiring corporation or parent party) resulting in the exchange of the outstanding


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shares of capital stock of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

                     (c) NOTICE. In the event the Corporation shall propose to take any action of the types described in Sections 3.3(a) or 3.3(b)(iii), the Corporation shall, within ten (10) days after the date the Board of Directors of the Corporation approves such action or twenty (20) days prior to any shareholders' meeting called to approve such action, whichever is earlier, give each holder of Original Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by such holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Original Preferred Stock of such material change.

                     (d) WAITING PERIOD. The Corporation shall not consummate any proposed action of the type described in Sections 3.3(a) or 3.3(b)(iii) before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of all holders of Original Preferred Stock.

                     (e) FAIR MARKET VALUE. In the event the Corporation shall propose to take any action of the types described in Section 3.3(a) or 3.3(b)(iii) which will involve the distribution of assets other than cash, the value of such assets will be deemed to be their fair market value. In the case of publicly traded securities, fair market value shall mean the closing market price for such securities on the date such event is consummated or the most recent closing market price if there was no closing market price on such date. If the consideration is in a form other than cash or publicly traded securities, its value will be determined by an independent investment banker or qualified appraiser promptly selected in good faith by the Board of Directors of the Corporation, which determination shall be binding on the Corporation and the holders of Original Preferred Stock.

              3.4 VOTING RIGHTS. The holders of Original Preferred Stock shall have the following voting rights:

                     (a) GENERAL. Except as otherwise required by law or as otherwise explicitly provided in Section 3.4(b) or (c), the shares of Original Preferred Stock shall be voted together with the Common Stock as a single class at any annual or special meeting of the shareholders of the Corporation, or may act by written consent in the same manner as the Common Stock and the other series of Original Preferred Stock. Each holder of Original Preferred Stock shall be entitled to such number of votes for the Original Preferred Stock held by him on the record date fixed for such meeting or on the effective date of such written consent as shall be equal to the whole number of shares of Common Stock into which his shares of Original Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or on the effective date of such written consent.

                     (b) SERIES D PREFERRED. The vote or written consent of the holders of not less than 67% of all shares of Series D Preferred then outstanding shall be required in order for the Corporation to undertake any action which (a) alters or changes the rights, preferences or privileges


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of the Series D Preferred, (b) increases or decreases (other than by redemption pursuant to Section 3.2 or conversion pursuant to Section 3.5) the outstanding number of shares of Series D Preferred or Series E Preferred, (c) increases the number of shares of Senior Preferred or Series E Preferred outstanding, or (d) creates any new class of equity security having rights preferential to or PARI PASSU with the rights of the Series D Preferred with respect to voting, dividends, redemption or liquidation preference, or which amends the terms of any existing series of Preferred Stock with the same effect.

                     (c) SERIES E PREFERRED. The vote or written consent of the holders of not less than 80% of all shares of Series E Preferred then outstanding shall be required in order for the Corporation to undertake any action which alters or changes the rights, preferences or privileges of the Series E Preferred. The vote or written consent of the holders of not less than 67% of all shares of Series E Preferred then outstanding shall be required in order for the Corporation to undertake any action which (a) increases or decreases (other than by redemption pursuant to Section 3.2 or conversion pursuant to Section 3.5) the outstanding number of shares of Series E Preferred,
(b) increases the number of shares of Senior Preferred or Series D Preferred outstanding, or (c) creates any new class of equity security having rights preferential to or PARI PASSU with the rights of the Series E Preferred with respect to voting, dividends, redemption or liquidation preference, or which amends the terms of any existing series of Preferred Stock with the same effect.

              3.5 CONVERSION RIGHTS. The holders of Original Preferred Stock shall have conversion rights as follows:

                     (a)    CONVERSION RATIOS.

                            (i)    Each holder of Senior Preferred may, at any
time after the date of issuance, upon surrender of the certificates therefor at the principal office of the Corporation or the office of any transfer agent for the Senior Preferred, convert any or all of such holder's Senior Preferred into fully paid and non-assessable shares of Common Stock, at the rate of one (1) share of Common Stock for each share of Senior Preferred so surrendered (the "SENIOR PREFERRED CONVERSION RATIO").

                            (ii)   Each share of Series D Preferred shall be
convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Hundred Dollars ($100.00) by the Series D Conversion Price (the "SERIES D CONVERSION RATIO"). The price at which shares of Common Stock will be deliverable upon conversion of Series D Preferred (the "SERIES D CONVERSION PRICE") shall initially be Four Dollars and Fifty Cents ($4.50) per share of Common Stock. The initial Series D Conversion Price shall be subject to adjustment as hereinafter provided.

                            (iii)  Each share of Series E Preferred shall be
convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Five Dollars and Fifteen Cents ($5.15) by the Series E Conversion Price (the "SERIES E CONVERSION


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

RATIO;" each of the Senior Preferred Conversion Ratio, the Series D Conversion Ratio and the Series E Conversion Ratio, the "CONVERSION RATIO" of such series). The price at which shares of Common Stock will be deliverable upon conversion of Series E Preferred (the "SERIES E CONVERSION PRICE") shall initially be Five Dollars and Fifteen Cents ($5.15). The initial Series E Conversion Price shall be subject to adjustment as hereinafter provided.

                     (b)    AUTOMATIC CONVERSION.

                            (i)    Each share of Senior Preferred Stock shall
automatically be converted into shares of Common Stock at the Senior Preferred Conversion Ratio immediately upon the closing of any public offering of shares of the corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended.

                            (ii)   Each share of Series D Preferred and Series E
Preferred shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Ratio or Series E Conversion Ratio, as applicable, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale on or before December 31, 2000 of Common Stock for the account of the Corporation to the public at a price of at least Ten Dollars ($10.00) per share (as adjusted for stock splits, reverse stock splits, stock dividends and the like), and resulting in gross proceeds to the Company of at least Twenty-Five Million Dollars ($25,000,000).

                            (iii)  In the event of the automatic conversion of
the Original Preferred Stock as provided in clauses (i) or (ii) above, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Original Preferred Stock until immediately prior to the closing of such sale of securities. All of the outstanding shares of Original Preferred Stock shall be automatically converted (without any action by the holder thereof) into fully paid and nonassessable shares of Common Stock. Any authorized and unissued shares of Original Preferred Stock shall be converted, without further action by the Corporation, into authorized and unissued shares of Preferred Stock subject to the provisions of Article IV, Section 2 hereof, and the provisions of Article IV, Section 3 shall expire and cease to have any force or effect thereafter.

                     (c) NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Original Preferred Stock.
In lieu of any fractional shares to which the holder of Original Preferred Stock would otherwise be entitled (computing the number of shares of Common Stock to which such holder is entitled on an aggregate basis with respect to all shares to be converted by such holder at the time of such conversion), the corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, determined by the Board of Directors in good faith. Before any holder of Original Preferred Stock shall be entitled to convert the same into Common Stock pursuant to Section 3.5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Original Preferred Stock, and, in the case of a conversion pursuant to Section 3.5(a), shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver to such holder or to such holder's nominee


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

or nominees, a certificate or certificates for the number of full shares of Common Stock to which such holder or nominees shall be entitled, together with cash in lieu of any fraction of a share as provided above. Such conversion shall be deemed to have been made as of the date of such surrender of the Original Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                     (d) ADJUSTMENTS FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In case the Corporation shall at any time effect a subdivision of the outstanding Common Stock, or shall fix a record date for determination of holders entitled to receive a dividend of Common Stock on its outstanding Common Stock, the conversion price for the Senior Preferred, the Series D Conversion Price or the Series E Conversion Price, as applicable (each a "CONVERSION PRICE" and, collectively, the "CONVERSION PRICES") then in effect immediately before such subdivision or as of such record date shall be proportionately reduced, and if the Corporation shall combine the outstanding shares of Common Stock, the respective Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3.5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective or on the record date for determining holders of any class of securities entitled to receive the dividend, provided that if such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the respective Conversion Prices that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the respective Conversion Prices shall be adjusted pursuant to this Section 3.5(d) as of the date of the payment of such dividend.

                     (e) ADJUSTMENTS FOR DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Original Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Original Preferred Stock been converted into shares of Common Stock on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

                     (f) ADJUSTMENTS FOR RECLASSIFICATIONS, EXCHANGES OR SUBSTITUTIONS. If the Common Stock issuable upon the conversion of the shares of Original Preferred Stock shall be changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Sections 3.5(d) or 3.5(e), or a merger, consolidation, sale of assets or other transaction provided for in Section 3.5(g)), then and in each such event the holder of each share of Original Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Original Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                     (g) ADJUSTMENTS FOR MERGERS OR REORGANIZATIONS. In the event of any merger or consolidation of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation in a transaction not deemed to be a liquidation pursuant to Section 3.3, each share of Original Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Original Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Original Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the respective Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion of Original Preferred Stock.

                     (h) NO IMPAIRMENT. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Original Preferred Stock pursuant to this
Section 3.5 against impairment.

                     (i) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this
Section 3.5 or Section 3.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Original Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Original Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the applicable Conversion Price for the applicable Original Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Original Preferred Stock.

                     (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Original Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Original Preferred Stock from time to time outstanding. The Corporation shall from time to time take such corporate action as may be necessary, in the opinion of its counsel (including all necessary director and shareholder action) and in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Original Preferred Stock at the time outstanding.

                     (k) REISSUANCE OF PREFERRED STOCK. Subject to the provisions of Section 3.4 hereof, upon any conversion of Original Preferred Stock pursuant to this Section 3.5, the shares of Original Preferred Stock which are converted can be reissued at the discretion of the Board of Directors as shares of the same or different series of Original Preferred Stock.

              3.6    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE ISSUANCES.

                     (a) SPECIAL DEFINITIONS. For purposes of this Section 3.6, the following definitions shall apply with respect to the Original Preferred Stock:

                            (i) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as hereinafter defined);

                            (ii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock; and

                            (iii) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3.6(c), deemed to be issued) by the Corporation after the original issue date of the applicable series of Original Preferred Stock, other than shares of Common Stock issued or issuable:

                                   (A)    upon conversion of shares of any then
                     outstanding series of Preferred Stock;

                                   (B) to officers, directors or employees of the Corporation in connection with, or as compensation for, their duties to or services for the Corporation, as approved by the Board;

                                   (C)    as a dividend or distribution on the
                     Original Preferred Stock;

                                   (D)    in any event for which adjustment is
                     made as provided in Section 3.5 hereof; or

                                   (E)    by way of dividend or other
                     distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) or (D), or on shares of Common Stock so excluded.

                     (b) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Series D Preferred Stock or the Series E Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price, in respect of the issuance or deemed issuance of Additional Shares of Common Stock, unless the consideration per share for Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Series D Conversion Price or Series E Conversion Price, as applicable, in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                     (c) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                            (i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                            (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to equal the lesser of (A) a price that reflects such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities or (B) a price calculated as if such Options or Convertible Securities were excluded from the definition of "Additional Shares of Common Stock," such that the issuance of such Options or Convertible Securities, together with the foregoing adjustments in their terms, will not have the net effect of increasing the Conversion Price for the Original Preferred Stock;

                            (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                   (A)    in the case of Convertible Securities
                     or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                   (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.6(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                            (iv) in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
              (iii) above; and

                            (v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3.6(c) as of the actual date of their issuance.

                     (d) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.6(c)) without consideration or for a consideration per share less than the Series D Conversion Price or Series E Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Series D Conversion Price and/or the Series E Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by dividing:

                            (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue multiplied by the applicable Conversion Price in effect immediately prior to such issue, plus (B) the aggregate consideration, if any, received by the Corporation for the issuance and sale of such Additional Shares of Common Stock by

                            (ii) the sum of the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued;

provided that, for the purposes of this Section 3.6(d), all shares of Common Stock issuable upon conversion of outstanding Options and Convertible Securities (including the Original Preferred Stock) shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3.6(c), such Additional Shares of Common Stock shall be deemed to be outstanding.

                     (e) DETERMINATION OF CONSIDERATION. For purposes of this Section 3.6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                            (i)    Such consideration shall:

                                   (A)    insofar as it consists of cash, be
              computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (B) insofar as it consists of (1) property other than cash, or (2) services rendered, be computed at the fair value thereof at the time of such issue as determined in good faith by the Board of Directors; and

                                   (C)    in the event Additional Shares of
              Common Stock are issued together with other shares or Securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above.

                            (ii) The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.6(c), relating to Options and Convertible Securities, shall be determined by dividing:

                                   (A)    the total amount, if any, received or
              receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                   (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              3.7 Any notice required by the provisions of this Section 3 to be given to the Holders of Original Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at its address appearing on the books of the Corporation.

       SECTION 4. All rights accruing to the outstanding shares of capital stock of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                     ARTICLE V

       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

                                     ARTICLE VI

       SECTION 1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

       SECTION 2.  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, indemnify and hold harmless all directors of the Corporation. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation, its stockholders, and others.


       SECTION 3. Neither any amendment nor repeal of any of the foregoing provisions of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                    ARTICLE VII

       The Corporation shall not be subject to or governed by the provisions of
Section 203 of the General Corporation Law of Delaware, or any amendment or successor provisions thereto, with respect to business combinations between the Corporation and interested stockholders.

                                    ARTICLE VIII

       The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                                     ARTICLE IX

       The election of directors under the terms of the bylaws of the Corporation is not required to occur by written ballot.


                                       19